Exhibit 16.1

January 24, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Rica Foods, Inc.

File No. 001-14999

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K, for the event that occurred on January 24, 2008 to be filed by Rica Foods Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP

cc:	Mr. Manuel Escobar, Audit Committee Chairman

Mr. Gustavo Barboza, Chief Financial Officer